Exhibit 99.1

Caterpillar Inc.

4Q 2010 Earnings Release

January 27, 2011

FOR IMMEDIATE RELEASE

Fourth-Quarter Sales and Revenues Increase 62 Percent, Full Year up 31 Percent

Fourth-Quarter Profit Quadruples, Full Year Triples

2011 Outlook Reflects Record Profit

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) today announced sales and revenues of $42.588 billion for 2010, an increase of 31 percent from $32.396 billion in 2009.  Profit in 2010 was $2.700 billion, an increase of 202 percent from 2009 profit of $895 million.  Profit per share of $4.15 was up from $1.43 in 2009.  Excluding redundancy costs, profit per share in 2009 was $2.18.

Fourth-quarter sales and revenues were $12.807 billion, an increase of 62 percent compared with $7.898 billion in the fourth quarter of 2009.  Fourth-quarter profit of $968 million was 317 percent higher than profit of $232 million in the fourth quarter of 2009.  Profit per share of $1.47 was up from $0.36 per share in the fourth quarter of 2009.   Excluding redundancy costs, profit for the fourth quarter of 2009 was $0.41 per share.

“As the global economy continued to improve, the demand for Caterpillar products increased substantially with fourth-quarter sales and revenues up 62 percent.  2010 was a good year, and we accomplished a great deal.  We substantially ramped up production, improved factory efficiency, drove Machinery and Engines (M&E) operating cash flow to an all-time record, launched a number of capacity additions and new product programs to prepare us for the future and announced several substantial acquisitions,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“It was also a good year for employees, customers and stockholders.  Excluding acquisitions, our workforce grew by approximately 19,000 people in 2010.  Led by U.S. exports of $13.4 billion, about 7,500 of the 19,000 were added in the United States, representing a 15-percent increase in our U.S. workforce.  We renewed our focus on customers with continued improvement in product quality and significantly increased production.  For

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stockholders, we raised our dividend, and Caterpillar stock performance was the best among the companies comprising the Dow Jones Industrial Average in 2010,” Oberhelman added.

Outlook

We expect sales and revenues in 2011 to exceed $50 billion and profit to be near $6.00 per share.  That is an increase from sales and revenues of $42.588 billion and profit of $4.15 per share in 2010.  The outlook for 2011 includes the acquisition of Electro-Motive Diesel, Inc. (EMD), but does not include the acquisitions of Motoren-Werke Mannheim Holding GmbH (MWM) or Bucyrus International, Inc. (Bucyrus) because they have not yet closed.

Continued growth in developing countries, improving economies in North America and Europe, strong demand for mining products and the need for our dealers to add to inventories and replenish rental fleets should all contribute to higher sales in 2011.  The increases are likely to be mitigated somewhat by small declines in later cycle industries, such as turbines and marine engines.

“The outlook reflects our expectation that the world economy will continue to recover and that Caterpillar is positioned to win by providing customers with products and support that are unmatched in the industry.  It’s this commitment to helping our customers succeed that will drive results for Caterpillar,” Oberhelman said.

“We are also investing in longer-term growth.  We made a number of announcements in 2010, including three new facilities in the United States and five outside the United States, primarily related to multi-year increases in capacity for key products like mining trucks and excavators.  Our 2011 outlook for capital expenditures is about $3 billion—with more than half in the United States.  These investments in our future will add cost in the short term but are essential to be prepared for continued growth as the economic environment improves,” he added.

“We feel good about our performance in 2010, coming off a very challenging 2009.  We have updated our strategy, aligned the organization and are clearly focused on our customers.  Investments are being made in new product development, additional capacity and strategic acquisitions that position us well for long-term growth and profitability,” Oberhelman said.

Notes:

•                  Glossary of terms is included on pages 33-34; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 35.

For more than 85 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2010 sales and revenues of $42.588 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors, including, but not limited to: (i) economic volatility in the global economy generally and in capital and credit markets; (ii) Caterpillar’s ability to generate cash from operations, secure external funding for operations and manage liquidity needs; (iii) adverse changes in the economic conditions of the industries or markets Caterpillar serves; (iv) government regulations or policies, including those affecting interest rates, liquidity, access to capital and government spending on infrastructure development; (v) commodity price increases and/or limited availability of raw materials and component products, including steel; (vi) compliance costs associated with environmental laws and regulations; (vii) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (viii) financial condition and credit worthiness of Cat Financial’s customers; (ix) material adverse changes in our customers’ access to liquidity and capital; (x) market acceptance of Caterpillar’s products and services; (xi) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xii) Caterpillar’s ability to successfully implement Caterpillar Production System or other productivity initiatives; (xiii) international trade and investment policies, such as import quotas, capital controls or tariffs; (xiv) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xv) adverse changes in sourcing practices for our dealers or original equipment manufacturers; (xvi) additional tax expense or exposure; (xvii) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (xviii) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xix) increased payment obligations under our pension plans; (xx) the possibility that the acquisition by Caterpillar of Bucyrus International, Inc. does not close for any reason, including, but not limited to, a failure to obtain required regulatory approvals, (xxi) inability to successfully integrate and realize expected benefits from acquisitions; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) imposition of significant costs or restrictions due to the enactment and implementation of health care reform legislation and financial regulation legislation; (xxiv) changes in accounting standards or adoption of new accounting standards;  (xxv) adverse effects of natural disasters; and (xxvi) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 19, 2010 for the year ended December 31, 2009 and in Part II of our Form 10-Q filed with the SEC on May 3, 2010 for the quarter ended March 31, 2010.  These filings are available on our website at www.caterpillar.com/investors/financial-reporting/sec-filings.

Key Points

Fourth Quarter 2010

(Dollars in millions except per share data)

	Fourth Quarter 2010	Fourth Quarter 2009		$ Change	% Change
Machinery and Engines Sales	$12,141	$7,193		$4,948	69%
Financial Products Revenues	666	705		(39)	(6)%
Total Sales and Revenues	$12,807	$7,898		$4,909	62%

Profit	$968	$232		$736	317%
Profit per common share - diluted	$1.47	$0.36	*	$1.11	308%

*Profit per share excluding redundancy costs was $0.41 per share in the fourth quarter of 2009.

Full Year 2010

(Dollars in millions except per share data)

	Full Year 2010	Full Year 2009		$ Change	% Change
Machinery and Engines Sales	$39,867	$29,540		$10,327	35%
Financial Products Revenues	2,721	2,856		(135)	(5)%
Total Sales and Revenues	$42,588	$32,396		$10,192	31%

Profit	$2,700	$895		$1,805	202%
Profit per common share - diluted	$4.15	$1.43	**	$2.72	190%

**Profit per share excluding redundancy costs was $2.18 per share in 2009.

2010 Highlights

•                  2010 sales and revenues of $42.588 billion were 31 percent higher than 2009.  The improvement is a result of economic growth in the developing world and improvement from low levels of machine demand in 2009 in developed countries.  Machinery sales increased 53 percent from 2009, Engines sales were up 6 percent and Financial Products revenues declined 5 percent.

•                  In 2010, dealers increased new machine inventories about $800 million, while new engine inventories were about flat.  In 2009, dealers reduced new machine inventories $3.4 billion and new engine inventories $600 million.

•                  Profit per share was $4.15 in 2010, an increase from $1.43 per share or $2.18 per share excluding redundancy costs in 2009.

•                  Manufacturing costs improved $909 million from 2009.  Excluding pre-tax LIFO inventory decrement benefits of $300 million in 2009, manufacturing costs improved $1.209 billion.

•                  Machinery and Engines operating cash flow was a record $5.638 billion in 2010, compared with $3.147 billion in 2009.

•                  Machinery and Engines debt-to-capital ratio was 34.8 percent at the end of 2010, compared to 47.2 percent at year-end 2009.

•                 Portfolio performance metrics at Cat Financial continued to improve.  For example, past dues declined to 3.87 percent at the end of 2010 from 5.54 percent at the end of 2009.  We expect continued improvement in 2011.

2011 Outlook

•                  The 2011 outlook for sales and revenues, profit and capital expenditures includes EMD but does not include the acquisitions of MWM or Bucyrus because they have not yet closed.

•                  Sales and revenues in 2011 are expected to exceed $50 billion.

•                  Continued growth in developing countries, improving economies in North America and Europe, strong demand for mining products and the need for our dealers to add to inventories and replenish rental fleets should all contribute to higher sales in 2011.

•                  Profit per share is expected to be near $6.00 per share.

•                  We expect capital expenditures for 2011 to be about $3 billion—with more than half in the United States.

DETAILED ANALYSIS

2010 vs. 2009

Consolidated Sales and Revenues Comparison

2010 vs. 2009

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2009 (at left) and 2010 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes EMD sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for 2010 were $42.588 billion, up $10.192 billion, or 31 percent, from 2009.  Machinery sales volume was up $8.795 billion primarily due to higher end-user demand and the absence of dealer inventory reductions that occurred in 2009.  Engines sales volume increased $592 million, primarily because of higher sales of engines for electric power and industrial applications partially offset by lower sales of engines for marine and petroleum applications.  Price realization improved $954 million, and currency had a negative impact on sales of $14 million.  Financial Products revenues decreased $135 million primarily due to lower average earning assets.

Our integrated service businesses tend to be more stable through the business cycle than new machines and engines.  Sales and revenues for these businesses in 2010 were higher compared to 2009.  However, with the increase in sales of new machines and engines, integrated service businesses represented a lower percent of total company sales and revenues than the prior year.  These businesses represented about 40 percent of total company sales and revenues in 2010, down from about 46 percent in 2009.

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
2010
Machinery	$27,767	53%	$10,419	49%	$4,292	68%	$5,574	36%	$7,482	67%
Engines (1)	12,100	6%	4,103	12%	1,565	45%	4,021	(6)%	2,411	2%
Financial Products (2)	2,721	(5)%	1,571	(8)%	297	11%	427	(14)%	426	12%
	$42,588	31%	$16,093	30%	$6,154	58%	$10,022	13%	$10,319	43%
2009
Machinery	$18,148		$6,993		$2,555		$4,112		$4,488
Engines (1)	11,392		3,652		1,080		4,295		2,365
Financial Products (2)	2,856		1,714		268		495		379
	$32,396		$12,359		$3,903		$8,902		$7,232

(1)

Does not include internal engines transfers of $2,523 million and $1,560 million in 2010 and 2009, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

(2)	Does not include internal revenues earned from Machinery and Engines of $265 million and $312 million in 2010 and 2009, respectively.

Machinery Sales

Sales were $27.767 billion, an increase of $9.619 billion, or 53 percent, from 2009.

•                  Excluding EMD sales of $573 million, sales volume increased $8.222 billion.

•                  Price realization improved $756 million, including $20 million of favorable geographic mix between regions.

•                  Currency increased sales by $68 million.

•                  The improvement in volume required our factories to increase machine shipments in 2010 by the largest amount, in both dollars and percent, in more than 30 years.  Shipping volume late in 2010 was more than double what it was early in the year.

•                  Dealers added about $800 million to inventories in 2010. In 2009 dealers reduced new machine inventories about  $3.4 billion.  However, in months of supply, dealer inventories were lower than both year-end 2009 and the historical average.

•                  Economic recoveries in most countries encouraged users to increase machine purchases, either to expand fleets or slow their deterioration.

•                 Recovery in machine sales is further along in developing economies where recessions were less severe and governments acted aggressively to promote growth.  In particular, dealer deliveries in Asia/Pacific hit a record high in 2010, and those in Latin America were near record highs.

•                  Developed economies responded slowly to economic downturns, and high unemployment remains a problem for the United States, Europe and Japan.  Weak labor markets have impeded recoveries in housing, office and retail construction.

•                  Growth in developing economies drove demand for metals and energy at a time when supplies were limited.  As a result, prices increased substantially in 2010.  For example, Australian thermal coal prices increased 38 percent, and copper, gold and tin prices reached record highs.  Higher prices lifted mining output in many countries, which increased demand for our equipment.

North America — Sales increased $3.426 billion, or 49 percent.

•                  Excluding EMD sales of $260 million, sales volume increased $2.791 billion.

•                  Price realization improved $373 million.

•                  Sales volume improved as a result of higher end-user demand and the absence of 2009 dealer inventory reductions.  In 2009 dealers reduced inventories about $900 million and in 2010 they added about $100 million.  Dealer-reported inventories in months of supply at year-end 2010 were lower than both the end of 2009 and the historical average.

•                  Low interest rates and modest economic recoveries in both Canada and the United States encouraged customers to increase purchases for the first time since 2006.  Most industries improved with the largest gains in infrastructure-related construction and mining.

•                  As output in key industries either recovered weakly or declined further, we believe increased deliveries represented an effort by users to slow the extended deterioration in their fleets.

•                  Dealers increased the volume of machines they added to their rental fleets in 2010.  However, despite higher additions than in 2009 the size of rental fleets declined in 2010, and the average fleet age increased.

•                  U.S. housing starts increased 6 percent, resulting in the second worst year for housing since 1945.  The weak job market held household formations at approximately half the long-term average.  As a result, new home sales declined 15 percent.  Canadian housing starts increased 29 percent and are almost back to prerecession levels.

•                  Orders for U.S. nonresidential building construction dropped 15 percent, the third year of declines.  Both office and industrial vacancy rates increased further, and selling prices for commercial properties declined.  However, in Canada, nonresidential construction permits increased 11 percent.

•                  Orders for U.S. highway construction increased 1 percent.  Budget difficulties caused state governments to reduce overall investment spending about 4 percent, but the U.S. Federal government offset that decline with a 14-percent increase in investment spending.

•                  The increase in metal prices, a result of demand from developing countries, encouraged mines to increase both production and investment.  U.S. production increased 10 percent, and Canadian production increased 2 percent.

•                  The Central Appalachian coal price rose 23 percent, and U.S. coal production increased 1 percent.  Utilities increased usage at a faster rate, causing their stocks to decline.  Coal exports through September were up 47 percent.  Canadian producers increased output 23 percent.

Latin America — Sales increased $1.737 billion, or 68 percent.

•                  Excluding EMD sales of $8 million, sales volume increased $1.497 billion.

•                  Price realization increased $137 million, and currency increased sales by $95 million.

•                  Dealers added about $200 million in inventory in 2010, compared to a reduction of about $600 million in 2009. Inventories in months of supply at year-end 2010 were slightly lower than year-end 2009 but lagged the historical average considerably.

•                  Nearly all countries lowered interest rates, and financial conditions improved.  Most economies grew, and exports recovered.  Construction rebounded in several countries.  Higher commodity prices benefited both mining and energy sectors.

•                  Brazil raised interest rates, and its currency strengthened.  However, industrial production increased 11 percent, construction employment was up 27 percent, and higher iron ore prices triggered a 33-percent increase in ore production.  Brazil was the largest contributor to higher machinery volume in the region.

•                  Mexico was the second largest contributor to volume growth.  Positive factors were lower interest rates, higher mining production and a more than 30-percent increase in exports.

•                  Volume more than doubled in Peru, the third largest contributor to the region’s higher sales volume.  Peru benefited from a 200 basis point reduction in interest rates, increased exports and a 14-percent increase in manufacturing production.

•                  Lower interest rates and higher copper prices contributed to sales volume growth in Chile.

EAME — Sales increased $1.462 billion, or 36 percent.

•                  Excluding EMD sales of $160 million, sales volume increased $1.428 billion.

•                  Price realization decreased $12 million, and currency decreased sales by $114 million.

•                  Dealer inventories at the end of 2010 were about the same as year-end 2009.   During 2009, dealers reduced inventories by about $1.2 billion.  Dealer-reported inventories in months of supply at year-end 2010 were lower than year-end 2009 and also trailed the historical average.

•                  Despite modest economic growth and government debt problems in the Euro-zone, Europe was the biggest contributor to volume growth in the region.

•                  Interest rates declined in both the Euro-zone and the United Kingdom, and liquidity improved.   Loans for home purchases increased.

•                  Euro-zone housing permits were at low levels early in 2010, but the subsequent slow recovery left permits down for the full year.  In the United Kingdom, housing orders were up 39 percent.  Nonresidential construction declined in both the Euro-zone and the United Kingdom.

•                  Oil-producing countries accounted for the largest part of the volume gain in Africa/Middle East.  Oil prices rose 29 percent, production increased 1 percent, and the number of operating drill rigs expanded by 11 percent.

•                  Sales volume also increased in the larger economies of Turkey and South Africa.  Both countries reduced interest rates, and economic recoveries strengthened.  Sales in Turkey benefited from an 18-percent increase in construction, and South African mining was up 6 percent.

•                  Russia and Kazakhstan were major contributors to volume growth in the CIS.  Both countries cut interest rates by more than 350 basis points, and monetary growth exceeded 30 percent.  Governments also increased spending on construction.  In response to higher commodity prices, both mining and energy production increased more than 2 percent.

Asia/Pacific — Sales increased $2.994 billion, or 67 percent.

•                  Excluding EMD sales of $145 million, sales volume increased $2.526 billion.

•                  Price realization improved $238 million, and currency benefited sales by $85 million.

•                  Dealers added about $500 million to inventories in 2010, compared to a reduction of more than $700 million in 2009.  Dealer-reported inventories in months of supply at year-end 2010 were slightly below the historical average.

•                  Most governments maintained accommodative interest rate and budget policies implemented in response to the financial crisis.  As a result, economic recoveries were among the strongest in the world, which raised demand for construction.  Continued economic growth drove demand for metals, which benefited the region’s large mining industry.

•                  China, the world’s largest user of construction equipment, accounted for roughly half of the region’s volume growth.  While the Chinese government took actions to slow the economy, industrial production still increased 16 percent.  Housing spending increased 33 percent.  Nonresidential spending was up 19 percent, and coal mining expanded 21 percent.

•                  Australia raised interest rates 100 basis points, and some construction indicators softened.  However, higher coal and metals prices easily offset construction difficulties, resulting in higher machinery sales compared with 2009.  Mining production increased more than 7 percent, and capital spending rose nearly 10 percent.

•                  Indonesia held interest rates at a record low, allowing 6-percent growth in the economy.  Increased construction and mining production led to higher sales volume.

•                  India raised interest rates, but industrial production increased nearly 11 percent.  Both construction and mining production increased nearly 10 percent leading to an increase in sales volume.

•                  We believe that the Japanese economy grew more than 4 percent in 2010, the best growth since 1990.  Housing construction improved, but nonresidential construction deteriorated further.

Engines Sales

Sales were $12.100 billion, an increase of $708 million, or 6 percent, from 2009.

•                  Sales volume increased $592 million.

•                  Price realization increased $198 million.

•                  Currency decreased sales by $82 million.

•                  Geographic mix between regions (included in price realization) was $19 million favorable.

•                  Dealer-reported inventories were about flat, and months of supply were down from 2009.

North America — Sales increased $451 million, or 12 percent.

•                  Sales volume increased $418 million.

•                  Price realization increased $34 million.

•                  Currency decreased sales by $1 million.

•                  Sales for industrial applications increased 24 percent due to higher sales to Original Equipment Manufacturers (OEMs) and higher demand in construction.

•                  Sales for electric power applications increased 27 percent primarily due to increased sales into dealer rental fleets and dealer inventory replenishment.

•                  Sales for petroleum applications decreased 4 percent primarily due to lower turbine sales and a decrease in sales of engines used for gas compression and drilling.

Latin America — Sales increased $485 million, or 45 percent.

•                  Sales volume increased $448 million.

•                  Price realization increased $25 million.

•                  Currency increased sales by $12 million.

•                  Sales of electric power applications increased 101 percent due to higher turbine sales from one large order and improvements in industry demand.

•                  Sales for petroleum applications increased 35 percent due to higher turbine sales from one large order.

EAME — Sales decreased $274 million, or 6 percent.

•                  Sales volume decreased $278 million.

•                  Price realization increased $80 million.

•                  Currency decreased sales by $76 million.

•                  Sales for petroleum applications decreased 29 percent primarily due to lower turbine sales as well as a slowdown in demand for engines used in production applications and land-based drilling.

•                  Sales for marine applications decreased 31 percent due to weak industry demand and a declining order backlog.

•                  Sales for industrial applications increased 34 percent due to higher demand in construction and agricultural applications.

•                  Sales for electric power applications were about flat with 2009, with declines in sales of turbines about offset by higher demand throughout the region for reciprocating generator sets.

Asia/Pacific — Sales increased $46 million, or 2 percent.

•                  Sales volume increased $23 million.

•                  Price realization increased $40 million.

•                  Currency decreased sales by $17 million.

•                  Sales for electric power applications increased 22 percent primarily due to higher demand throughout the region.

•                  Sales for industrial applications increased 47 percent primarily due to increased demand from OEMs.

•                  Sales for petroleum applications decreased 8 percent due to lower turbine sales, partially offset by an increase in sales associated with Chinese land-based drill activity.

•                  Sales for marine applications decreased 18 percent due to weak industry demand, partially offset by higher sales for workboat and general cargo vessels.

Financial Products Revenues

Revenues were $2.721 billion, a decrease of $135 million, or 5 percent, from 2009.

•                  Revenues decreased $189 million due to a decrease in average earning assets.

•                  Other revenues at Cat Financial increased $62 million, driven by a $53 million favorable change from returned and repossessed equipment and the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio in 2009, partially offset by the unfavorable impact from various other revenue items.

Consolidated Operating Profit Comparison

2010 vs. 2009

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2009 (at left) and 2010 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Other/M&E Redundancy includes the operating profit impact of EMD and consolidating adjustments and Machinery and Engines other operating (income) expenses, which include Machinery and Engines redundancy costs.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Operating Profit

Operating profit in 2010 was $3,963 million compared to $577 million in 2009.  The improvement was primarily the result of higher sales volume, which included the impact of an unfavorable change in product mix of more than $1 billion.  In addition, price realization improved, and manufacturing costs were lower.  The improvements were partially offset by higher selling, general and administrative (SG&A) and research and development (R&D) expenses and a $208 million unfavorable impact from currency.

Manufacturing costs improved $909 million primarily due to variable labor and burden efficiencies and lower warranty and material costs, partially offset by the absence of $300 million of LIFO inventory decrement benefits.

SG&A and R&D expenses increased by $986 million primarily due to provisions for incentive pay and increased costs to support new product development programs, including those related to emissions requirements.

Redundancy costs were $706 million in 2009.

Operating Profit (Loss) by Principal Line of Business

(Millions of dollars)	2010	2009	$ Change	% Change

Machinery (1)	$1,991	$(1,007)	$2,998	— (2)
Engines (1)	1,796	1,464	332	23%
Financial Products	387	381	6	2%
Consolidating Adjustments	(211)	(261)	50
Consolidated Operating Profit (Loss)	$3,963	$577	$3,386	587%

(1)	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.
(2)	Because 2009 was a loss for Machinery, the percent change is not meaningful.

Operating Profit/Loss by Principal Line of Business

•                  Machinery operating profit was $1.991 billion compared to an operating loss of $1.007 billion in 2009.  Positive factors included higher sales volume, which included the impact of an unfavorable change in product mix, improved price realization, lower manufacturing costs (despite the absence of LIFO decrement benefits) and the absence of 2009 redundancy costs.  These improvements were partially offset by higher SG&A and R&D expenses and the negative impact of currency.

•                  Engines operating profit of $1.796 billion was up $332 million from 2009.  Improved manufacturing costs, absence of 2009 redundancy costs, improved price realization and higher sales volume, which included the impact of an unfavorable change in product mix, were partially offset by higher SG&A and R&D expenses and the negative impact of currency.

•                  Financial Products operating profit of $387 million was up $6 million, or 2 percent, from 2009.  The increase was attributable to a $53 million favorable change from returned and repossessed equipment, the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio in 2009, a $25 million favorable impact due to lower claims experience at Cat Insurance and a $20 million decrease in the provision for credit losses at Cat Financial, partially offset by an $82 million unfavorable impact from lower average earning assets and a $44 million increase in SG&A expenses (excluding the provision for credit losses).

Other Profit/Loss Items

•                  Interest expense excluding Financial Products decreased $46 million from 2009 primarily due to a reduction in debt.

•                  Other income/expense was income of $130 million compared with income of $381 million in 2009.  The decrease was primarily driven by an unfavorable impact from currency gains and losses.  Machinery and Engines currency hedging losses were near $50 million in 2010 compared with gains of more than $200 million in 2009.

•                  The provision for income taxes of $968 million for 2010 reflects a tax rate of 25 percent, excluding the discrete items discussed below, which is less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with rates lower than the U.S. rate.

The provision for income taxes for 2010 also includes a deferred tax charge of $90 million due to the enactment of U.S. health care legislation, effectively making government subsidies received for Medicare equivalent prescription drug coverage taxable.  This deferred tax charge was partially offset by a $34 million benefit related to the recognition of refund claims for prior tax years and a $26 million benefit for the release of a valuation allowance against the deferred tax assets of certain non-U.S. entities due to tax planning actions implemented in 2010.

In 2009, income taxes were a benefit of $270 million, driven primarily by a favorable geographic mix of profits and losses from a tax perspective along with tax benefits related to prior-year tax returns of $133 million.

•                  Equity in profit/loss of unconsolidated affiliated companies negatively impacted profit by $12 million compared to 2009.  The change is primarily related to start-up expenses from NC2 Global LLC, our joint venture with Navistar.

•                  Profit/loss attributable to noncontrolling interests negatively impacted profit by $126 million compared to 2009, primarily due to improved financial performance of Caterpillar Japan Ltd. (Cat Japan).  Caterpillar owns two-thirds of Cat Japan, meaning one-third of its profits or losses are attributable to our partner, Mitsubishi Heavy Industries.

Global Workforce

Caterpillar worldwide full-time employment was 104,490 at the end of 2010 compared with 93,813 at year-end 2009, an increase of 10,677 full-time employees.  In addition, we increased the flexible workforce by 11,046 for a total increase in the global workforce of 21,723.

The increase was a result of higher sales, led by demand from developing economies that drove significantly higher worldwide production and exports from the United States.  In addition, acquisitions, primarily EMD, added 2,715 people.

	Year End
	2009	2010	Change

Full Time Employment	93,813	104,490	10,677
Flexible Workforce	11,020	22,066	11,046
Total	104,833	126,556	21,723

Reasons for change
U.S. Workforce Additions			7,533
Non-U.S. Workforce Additions			11,475
Total Additions			19,008

Acquisitions			2,715
Total			21,723

Outlook

2011 Economic Outlook

We expect most governments will maintain economic policies designed to extend the economic recovery through 2011.  We are forecasting that the world economy should grow more than 3.5 percent—a growth rate similar to 2010.  In addition, we expect construction activity to improve in most countries.  Key factors and assumptions underlying our forecast include:

•                  Industrial production is recovering throughout the world but has not returned to pre-recession levels in most countries.  We believe that incomplete recoveries in industrial production, coupled with high levels of unemployment in many countries, indicate that the world economy has capacity for above average growth.

•                  Inflation increased in most countries from lows reached during the financial crisis but remained well below prior peaks.  We believe that excess capacity and generally moderate rates of money growth suggest inflation problems will be largely confined to some of the faster growing developing economies.

•                  Most governments and central banks are expected to regard job creation rather than inflation fighting as their dominant economic problem.  Central banks in many developing countries are expected to increase interest rates but keep them below 2008 peaks.  Major developed economies, faced with high unemployment, will likely be cautious about tightening economic policies.

Commodities

•                  Most energy and metals prices have increased since early 2009, and most are currently very attractive for new investment.  We expect average prices to be higher in 2011 than in 2010.  Our forecast assumes copper prices will average $4.25 per pound; West Texas Intermediate oil, $92 per barrel; and Central Appalachian coal, $72 per ton.

•                  Growth in consumption of most commodities is concentrated in Asia/Pacific, and meeting that demand will likely require increased commodity production and investment.  We project worldwide production of key metals will increase, ranging from approximately 2 percent for copper, which faces production constraints, to 9 percent for iron ore.

•                  Higher commodity prices, particularly for oil, are expected to drive inflation concerns similar to those that occurred prior to the financial crisis.  Our analysis suggests that higher prices are a result of insufficient production capacity to meet the needs of a growing world economy.  The recent recession showed that sharply lower demand provided only temporary price relief at a cost of delaying needed capacity investment.

Developing Economies

•                  We anticipate that economic growth in the developing economies will moderate from 7 percent in 2010 to about 6.5 percent in 2011.  We expect that should be sufficient to encourage growth in construction.

•                  In response to the recession, developing economies cut short-term interest rates.  Rates have risen from their recession lows, and we expect further increases in 2011.  However, we expect average rates for 2011 will remain below the 2008 peaks.

•                  We expect economic growth in Asia/Pacific will slow from 8.5 percent in 2010 to 7.5 percent in 2011.  China has been tightening policies, and this will account for much of the slowing.  India and Indonesia, two large economies in the region, are both expected to grow almost as fast as in 2010.  We expect continued construction growth in most countries in the Asia/Pacific region.

•                  Latin American economies are expected to slow from approximately 5.5 percent growth in 2010 to 4.5 percent in 2011, largely the result of interest rate increases in Brazil and Chile.  High metals and coal prices should encourage more mining investment and production, and construction should continue to grow.

•                  Growth in the economies of Africa/Middle East and CIS are expected to improve from slightly below 5 percent in 2010 to more than 5 percent in 2011.  Higher metals and energy prices should encourage producers to increase output further.  Construction should improve in the larger economies, ending the weakness that persisted in some countries during 2010.

Developed Economies

•                  Developed economies grew almost 2.5 percent in 2010, a rate of growth that was too low to make much improvement in high rates of unemployment.

•                  Moderate monetary growth and high unemployment lead us to believe that inflation will not be a problem.  As a result, we expect that both the United States and Japan will keep short-term interest rates stable in 2011.  We expect the European Central Bank may raise rates 25 to 50 basis points if the current government debt crisis moderates.

•                  Recent data suggest the U.S. economic recovery is strengthening, and we believe the U.S. Federal Reserve’s program to expand its balance sheet will further benefit growth.  We project the economy will grow about 3.5 percent in 2011, which would be the best rate of growth since 2004.

•                  Better growth and employment gains should help increase housing starts from about 600 thousand units in 2010 to as many as 800 thousand units in 2011 but would still make 2011 the third worst year for starts since 1945.  Nonresidential construction indicators are beginning to improve, and orders should increase, which would end three years of decline.

•                  We forecast 2-percent economic growth in Europe in 2011, a small improvement from 1.9-percent growth in 2010.  Construction, even in the Euro-zone, is recovering, and further gains are likely.

•                  The European Central Bank has voiced concern about inflation, but the European debt crisis may limit its ability to tighten policy.

•                  Despite the best economic growth since 1990, the Japanese economy has not recovered output lost in the last recession.  Further additions to liquidity should allow at least 2.5-percent growth in 2011 and some growth in construction.

Risks

•                  We are concerned that central banks in the developed economies may begin tightening economic policies too quickly.  Modest interest rate increases in both Australia and Canada, two of the stronger developed economies, quickly caused some weakness in construction indicators.  The larger, more fragile economies would likely react even more unfavorably to significant economic tightening.

•                 World economic recoveries have diverged, disrupting the consensus on economic policies that developed early in the financial crisis.  Policy differences are creating trade and currency tensions and increase the potential for trade frictions.

2011 Sales and Revenues Outlook

Acquisitions

During 2010 Caterpillar announced three significant acquisitions—EMD, MWM and Bucyrus.  The EMD acquisition was completed in the third quarter of 2010 and is included in our outlook for 2011 sales and revenues and profit.

Acquisitions of MWM and Bucyrus have not been completed and, as a result, are not included in our outlook for 2011.  However, the outlook does include about $50 million of expense for the bridge financing facility related to the planned acquisition of Bucyrus plus some additional costs related to integration planning.

Sales and Revenues

In 2011, we expect sales and revenues to exceed $50 billion, compared with $42.6 billion in 2010, with most of the increase related to Machinery.  Following are key points related to improving sales and revenues:

•                  The order backlog of machines at the end of 2010 was the highest since late 2008.

•                  Dealers throughout the world are reporting low inventories relative to selling rates.  We expect dealers will add some inventory to support increasing demand.

•                  Dealer rental fleets are near recession lows, and the average age of machines in rental fleets is the highest on record.  As a result, we expect dealers will upgrade their rental fleets in 2011.

•                  In 2010, strong economic growth drove machine sales in developing countries close to 2008 peaks.  We expect that continued growth in construction and mining will drive new machine demand in many developing countries in 2011.

•                  Weak economic recovery in developed economies resulted in modest sales improvement in 2010.  Dealer sales continued to strengthen in the fourth quarter of 2010, and we anticipate that better economic growth and some recovery in construction will lead to continued improvement in 2011.

•                  We expect sales of reciprocating engines for oil and gas, electric power and industrial applications will continue to improve.  Later cycle engines, like turbines and engines for marine applications, are expected to decline.  As a result, we expect only modest overall sales growth in engines in 2011.

•                  Sales in 2011 will include a full year for EMD, which was acquired in the third quarter of 2010.

2011 Profit Outlook

We expect profit will increase from $4.15 per share in 2010 to near $6.00 in 2011.  The outlook for 2011 expects the highest profit per share in Caterpillar history, exceeding the prior record of $5.66 set in 2008.

The most significant reason for the expected profit improvement is expected higher sales volume.  Other anticipated positive factors include a small improvement in price realization, coupled with material costs that are expected to remain relatively flat in 2011 and continued improvement in variable labor and burden efficiency.  Factors expected to partially offset the improvements include:

•                  An unfavorable product mix.

•                  An increase in period manufacturing costs and higher SG&A expense.  Factors driving the increase include higher sales volume, higher depreciation and initiatives to add additional capacity to support continued growth beyond 2011.

•                  An increase of about 20 percent in R&D expense, primarily related to the continuing implementation of emissions requirements.

•                  Higher tax expense, primarily from an unfavorable geographic mix of profits from a tax perspective.

•                  Bridge financing costs of about $50 million related to the Bucyrus acquisition and some additional cost related to integration planning.

Fourth Quarter 2010 vs. Fourth Quarter 2009

Consolidated Sales and Revenues Comparison

FourthQuarter 2010 vs. FourthQuarter 2009

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2009 (at left) and the fourth quarter of 2010 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes EMD sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for the fourth quarter of 2010 were $12.807 billion, up $4.909 billion, or 62 percent, from the fourth quarter of 2009.  Machinery sales volume was up $3.742 billion due to higher end-user demand and changes in dealer inventory.  Dealer inventory increased in the fourth quarter of 2010 and decreased in the fourth quarter of 2009.  Engines sales volume increased $945 million primarily because of higher sales of engines for electric power, petroleum and industrial applications.  Price realization improved $333 million, and currency had a negative impact on sales of $72 million.  Financial Products revenues decreased $39 million primarily due to lower average earning assets.

Our integrated service businesses tend to be more stable through the business cycle than new machines and engines.  Sales and revenues for these businesses in the fourth quarter of 2010 were higher compared to the fourth quarter of 2009.  However, with the increase in sales of new machines and engines, integrated service businesses represented a lower percent of total company sales and revenues than the prior year.  These businesses represented about 36 percent of total company sales and revenues in the fourth quarter of 2010, down from approximately 48 percent in the fourth quarter of 2009.

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Fourth Quarter 2010
Machinery	$8,571	88%	$3,240	108%	$1,228	53%	$1,807	88%	$2,296	85%
Engines (1)	3,570	36%	1,245	66%	489	91%	1,220	20%	616	1%
Financial Products (2)	666	(6)%	374	(10)%	78	7%	103	(15)%	111	17%
	$12,807	62%	$4,859	78%	$1,795	59%	$3,130	49%	$3,023	55%
Fourth Quarter 2009
Machinery	$4,564		$1,557		$801		$962		$1,244
Engines (1)	2,629		751		256		1,013		609
Financial Products (2)	705		416		73		121		95
	$7,898		$2,724		$1,130		$2,096		$1,948

(1)

Does not include internal engines transfers of $751 million and $434 million in fourth quarter 2010 and 2009, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

(2)	Does not include internal revenues earned from Machinery and Engines of $72 million and $65 million in fourth quarter 2010 and 2009, respectively.

Machinery Sales

Sales were $8.571 billion, an increase of $4.007 billion, or 88 percent, from the fourth quarter of 2009.

•                  Excluding EMD sales of $357 million, sales volume increased $3.385 billion.

•                  Price realization increased $281 million and included a favorable geographic mix between regions of $30 million.

•                  Currency decreased sales by $16 million.

•                  During the quarter dealers added about $700 million to inventories.  In the fourth quarter of 2009 dealers reduced inventories about $800 million.

•                  Low interest rates and better economic growth encouraged users to increase purchases and dealers to begin to rebuild some inventory.  Economic recoveries were uneven, with developing countries recovering better than the developed economies.

•                  Strong recoveries in the developing economies led to increased demand for metals and energy.  This drove metals and coal prices higher.  Mining production and deliveries into mining increased in all regions.

•                  Economic growth in the developing countries also led to increased construction, with Asia/Pacific and Latin America being the strongest performing regions.  Dealer sales in Asia/Pacific were a record high, and Latin America was near the previous record high.

•                  Recoveries in the major developed economies remained weak given the severity of the prior recessions.  Credit conditions remained constrained, and unemployment rates remained high.  As a result, construction remained weak.

•                  Users in North America started reducing purchases of machines as far back as 2006, and we believe this extended decline caused aging and shrinking of machine fleets.  Higher sales to end-users in the quarter reflected a slowing of user fleet deterioration.

North America — Sales increased $1.683 billion, or 108 percent.

•                  Excluding EMD sales of $183 million, sales volume increased $1.322 billion.

•                  Price realization increased $178 million.

•                  Dealer inventories rose about $300 million in the quarter. In the fourth quarter of 2009 dealers reduced inventories by about $400 million.  In months of supply, inventories were lower than both year-end 2009 and the historical average.

•                  While sales improved in almost all industries, mining was stronger than construction.

•                  Mining benefited from higher prices.  Central Appalachian coal prices strengthened further during the quarter and averaged 29 percent higher than in the fourth quarter of 2009.  Metals prices also increased.  As a result, U.S. coal mines increased production more than 6 percent, and metals mines increased output 20 percent.

•                  Overall, construction remained depressed.  Higher deliveries reflected improved financial conditions and user decisions to slow fleet deteriorations.  Housing starts declined in the United States and were up only 1 percent in Canada.  Nonresidential construction activity declined in the United States.

Latin America — Sales increased $427 million, or 53 percent.

•                  Excluding EMD sales of $6 million, sales volume increased $402 million.

•                  Price realization increased $13 million, and currency benefited sales by $6 million.

•                  Dealers reported slightly higher inventories during the quarter.  In the fourth quarter of 2009 dealer inventories were about flat.  In months of supply, inventories were lower than both year-end 2009 and the historical average.

•                  Dealer-reported deliveries improved in most industries and in most of the larger economies.

•                  Higher metals prices, particularly for copper, gold and iron ore, encouraged producers to increase production and machine purchases.  Brazil increased iron ore production almost 26 percent.  Recent data indicates that Chile has been increasing copper production, and Mexico raised mine output 1 percent.

•                  Low interest rates and economic growth increased construction activity.  Gains ranged from 1 percent in Argentina to 20 percent in Colombia.

EAME — Sales increased $845 million, or 88 percent.

•                  Excluding EMD sales of $63 million, sales volume increased $827 million.

•                  Price realization increased $19 million, while currency decreased sales by $64 million.

•                  Dealers reported modestly higher inventories.  In the fourth quarter of 2009 dealers reduced inventories about $300 million.  In months of supply, inventories were much lower than year-end 2009 and also trailed the historical average.

•                  Sales to end-users increased in most industries and in all regions.  Positive factors included low interest rates, some improvements in construction and higher commodity prices.

•                  Volume increased in most European countries. Both nonresidential and housing construction activity were generally down; but housing improved in a few countries, including France, Germany and the United Kingdom.  Machinery volume growth was largely a result of end-users increasing machine purchases to slow the deterioration in their fleets.

•                  Volume increased in many countries in Africa/Middle East.  Positives for the region included higher oil prices and increased oil production, lower interest rates, recoveries in the large economies of Turkey and South Africa and higher metals prices.

•                  Russia accounted for the largest share of the volume gain in the CIS as interest rates declined 250 basis points.  Oil and mining production in Russia both increased.

Asia/Pacific — Sales increased $1.052 billion, or 85 percent.

•                  Excluding EMD sales of $105 million, sales volume increased $864 million.

•                  Price realization increased $41 million, and currency benefited sales by $42 million.

•                  Dealer inventories increased about $300 million during the fourth quarter.  During the fourth quarter of 2009 inventories were about flat.  In months of supply, dealer inventories were slightly below the historical average.

•                  The majority of volume growth came from an increase in sales to end-users.  Increases occurred in most industries and most countries.  Low interest rates and strong economic growth increased both demand for commodities and the need for construction.

•                  Australia had the largest gain in sales volume.  Higher interest rates caused both housing and nonresidential building approvals to decline; however, coal and metals production increased in response to higher commodity prices.

•                  China, with the next largest gain in sales volume, continued to benefit from strong economic growth. Credit expanded 20 percent, and the economy grew 9.8 percent.  Construction spending increased more than 20 percent.

•                  Volume gains in Indonesia resulted from record low interest rates, and construction growth estimated at more than 6 percent.  Coal prices rose 49 percent, which encouraged increased production.

Engines Sales

Sales were $3.570 billion, an increase of $941 million, or 36 percent, from the fourth quarter of 2009.

•                  Sales volume increased $945 million.

•                 Price realization increased $52 million.

•                  Currency decreased sales by $56 million.

•                  Geographic mix between regions (included in price realization) was $8 million favorable.

•                  Dealer-reported inventories were about flat, and months of supply declined compared with year-end 2009.

North America — Sales increased $494 million, or 66 percent.

•                  Sales volume increased $478 million.

•                  Price realization increased $18 million.

•                  Currency decreased sales by $2 million.

•                  Sales for electric power applications increased 118 percent primarily due to increased sales into dealer rental fleets and dealer inventory replenishment.

•                  Sales for petroleum applications increased 109 percent due to increased sales into well service and higher turbine sales.

•                  Sales for industrial applications decreased 5 percent due to lower demand from OEMs, partially offset by higher demand in construction.

Latin America — Sales increased $233 million, or 91 percent.

•                  Sales volume increased $218 million.

•                  Price realization increased $14 million.

•                  Currency increased sales by $1 million.

•                  Sales for petroleum applications increased 81 percent due to higher turbine sales from one large order.

•                  Sales of electric power applications increased 216 percent due to improvements in industry demand and higher turbine sales from one large order.

EAME — Sales increased $207 million, or 20 percent.

•                  Sales volume increased $244 million.

•                  Price realization increased $11 million.

•                  Currency decreased sales by $48 million.

•                  Sales for electric power applications increased 11 percent primarily due to higher demand throughout the region, partially offset by lower turbine sales.

•                  Sales for industrial applications increased 98 percent due to higher demand in construction and agricultural applications.

•                  Sales for petroleum applications decreased 8 percent primarily due to lower turbine sales partially offset by slightly higher demand for engines used in production applications and land-based drilling.

•                  Sales for marine applications were flat as higher sales of engines into workboat applications were offset by lower sales of engines used in general cargo vessels.

Asia/Pacific — Sales increased $7 million, or 1 percent.

•                  Sales volume increased $13 million.

•                  Price realization increased $1 million.

•                  Currency decreased sales by $7 million.

•                  Sales for electric power applications increased 39 percent primarily due to higher demand throughout the region, partially offset by lower turbine sales.

•                  Sales for industrial applications increased 45 percent primarily due to higher demand from OEMs.

•                  Sales for petroleum applications decreased 27 percent due to lower turbine sales and lower sales into China land-based drilling.

•                  Sales for marine applications decreased 17 percent due to weak industry demand.

Financial Products Revenues

Revenues were $666 million, a decrease of $39 million, or 6 percent, from the fourth quarter of 2009.

•                  Revenues decreased $33 million due to a decrease in average earning assets and $17 million due to the unfavorable impact of lower interest rates on new and existing finance receivables.

•                  Other revenues at Cat Financial increased $23 million, driven by a favorable change from returned and repossessed equipment.

Consolidated Operating Profit Comparison

Fourth Quarter 2010 vs. Fourth Quarter 2009

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the fourth quarter of 2009 (at left) and the fourth quarter of 2010 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Other/M&E Redundancy includes the operating profit impact of EMD and consolidating adjustments and Machinery and Engines other operating (income) expenses, which include Machinery and Engines redundancy costs.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Operating Profit

Operating profit in the fourth quarter of 2010 was $1.291 billion compared with $128 million in the fourth quarter of 2009.  The improvement was primarily the result of higher sales volume, which included the impact of an unfavorable change in product mix of more than $400 million and better price realization.  The improvements were partially offset by higher selling, general and administrative (SG&A) and research and development (R&D) expenses and unfavorable manufacturing costs.

Manufacturing costs were up $115 million primarily due to higher period manufacturing costs related to increased volume, provisions for incentive pay and the absence of $70 million of LIFO inventory decrement benefits.  Continued improvements in variable labor efficiency partially offset these factors.

SG&A and R&D expenses increased by $362 million primarily due to increased costs to support new product development programs, including those related to emissions requirements, and due to provisions for incentive pay.

Currency had a $47 million negative impact on operating profit as the negative impact on sales more than offset the benefit to costs.  Redundancy costs were $65 million in the fourth quarter of 2009.

Operating Profit (Loss) by Principal Line of Business

(Millions of dollars)	Fourth Quarter 2010	Fourth Quarter 2009	$ Change	% Change

Machinery (1)	$705	$(123)	$828	— (2)
Engines (1)	539	242	297	123%
Financial Products	102	63	39	62%
Consolidating Adjustments	(55)	(54)	(1)
Consolidated Operating Profit (Loss)	$1,291	$128	$1,163	909%

(1)	Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.
(2)	Because the fourth quarter of 2009 was a loss for Machinery, the percent change is not meaningful.

Operating Profit/Loss by Principal Line of Business

•      Machinery operating profit was $705 million compared to an operating loss of $123 million in the fourth quarter of 2009.  Higher sales volume, which included the impact of an unfavorable mix of products, and improved price realization were partially offset by higher SG&A and R&D expenses and higher manufacturing costs.

•      Engines operating profit of $539 million was up $297 million from the fourth quarter of 2009.  Higher sales volume, which included the impact of an unfavorable mix of products, and improved price realization were partially offset by higher SG&A and R&D expenses.

•      Financial Products operating profit of $102 million was up $39 million, or 62 percent, from the fourth quarter of 2009.  The increase was primarily attributable to a $26 million decrease in the provision for credit losses at Cat Financial, a $23 million favorable change from returned or repossessed equipment and a $13 million favorable impact due to lower claims experience at Cat Insurance, partially offset by a $14 million unfavorable impact from lower average earning assets and $11 million due to incentive pay.

Other Profit/Loss Items

•      Interest expense excluding Financial Products decreased $13 million from the fourth quarter of 2009 due to lower line of credit fees resulting from a reduction of global credit facilities and a reduction in debt.

•      Other income/expense was income of $16 million compared with income of $88 million in the fourth quarter of 2009.  The decrease was primarily driven by an unfavorable impact from currency gains and losses.  Machinery and Engines currency hedging losses were about $25 million in the fourth quarter of 2010 compared with gains of about $65 million in the fourth quarter of 2009.

•      The provision for income taxes of $233 million in the fourth quarter of 2010 reflects a tax rate of 25 percent, which is less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with rates lower than the U.S. rate.  The provision for income taxes in the fourth quarter of 2010 also includes a $75 million benefit related to the decrease from the third quarter estimated annual tax rate of 28 percent.  The decrease is primarily due to renewal of U.S. tax benefits, including the research and development tax credit, in the fourth quarter along with a more favorable than expected geographic mix of profits from a tax perspective.

In 2009, income taxes were a benefit of $91 million, driven primarily by a favorable geographic mix of profits and losses from a tax perspective.

•      Profit/loss attributable to noncontrolling interests negatively impacted profit by $46 million compared to 2009, primarily due to improved financial performance of Caterpillar Japan Ltd. (Cat Japan).  Caterpillar owns two-thirds of Cat Japan, meaning one-third of its profits or losses are attributable to our partner, Mitsubishi Heavy Industries.

QUESTIONS AND ANSWERS

Acquisitions

Q1:         Is there an update on the timing of the closing of the Bucyrus acquisition?

A:            As you may have seen, the stockholders of Bucyrus approved the transaction on January 20, 2011.  We have received a second request for information from the U.S. Department of Justice, but we expected that might be the case.  With respect to the timing of the Bucyrus closing, we are still expecting it to be mid-2011.

Q2:         How have EMD, Bucyrus and MWM been considered in your 2011 outlook?

A:            In 2010 we announced acquisitions of EMD, MWM and Bucyrus.

The EMD acquisition was completed in the third quarter of 2010 and is included in our outlook for 2011 sales and revenues and profit.  EMD was included in Caterpillar results for just five months in 2010.  We expect that including EMD in a full year of Caterpillar results should add more than $800 million to 2011 sales compared with 2010.  EMD is expected to be additive to 2011 operating profit as well.

Acquisitions of MWM and Bucyrus have not been completed and, as a result, are not included in our outlook for 2011.  However, the outlook does include about $50 million of expense for the bridge financing facility related to the acquisition of Bucyrus.  In addition, we have organized and staffed teams to begin planning the integration of Bucyrus.  Most of the detail work that involves Bucyrus can’t happen until we close, but we are doing as much as we can to prepare for integration.

Q3:         What have you said about the potential impact on 2011 when the Bucyrus acquisition closes?

A:            Excluding deal and integration-related costs, we expect the acquisition to have a positive impact on profit in the first full year after the acquisition closes.  The size of the impact on 2011 depends on when the deal closes.

Q4:         When you announced the Bucyrus acquisition you said that up to $2 billion of the purchase price would be funded by issuing new equity.  Is that still the case?

A:            We said “up to $2 billion” but have been working to minimize the need for new equity.  Machinery & Engines operating cash flow in 2010 was strong, our debt-to-capital ratio dropped to 34.8 percent at year end, and we are working on plans to generate additional cash flow in 2011.  While “up to $2 billion” is still an accurate statement, it is very possible that it could be less.

Q5:         How are you going to report the impact of acquisitions after they’ve closed and are included in your consolidated results?

A:           We will separately report the impact on sales and operating profit for major acquisitions.  In addition, we will explain the impact of deal-related and integration costs.  This type of supplemental reporting will likely continue until results for the acquisitions are included in prior year comparisons.

Key Investments

Q6:         Can you provide some color on the orders and quoted lead times for mining equipment?

A:            Order activity for mining remains strong, and lead times have extended.  However, we produce a wide range of products for mining customers, and quoted delivery times can vary significantly by model.  Although it varies by model, general availability of many of our mining products ranges from 8 to 18 months.

Q7:         You have commented before that you were “out of capacity” for excavators in China, and you were adding capability for 2011 and beyond.  Can you give us an update on excavator production in China?

A:            We expect to produce about 60 percent more excavators inside China in 2011 than we did in 2010 and are ahead of our original capacity growth plan.  In addition, we expect to increase excavator production to about 24 thousand units inside China by 2013 … that’s an almost four-fold increase from 2010.

Q8:         Can you comment on the status of other new and expanded facilities you announced in 2010?

A:            United States — In 2010, we announced several new investments in the United States.  Those investments include a new excavator facility in Texas, which is on track for production beginning in mid-2012.  Other investments include a new lower powertrain facility in North Carolina, an expansion of our Building Construction Products (BCP) facility in North Carolina and a new R&D center in South Dakota, which are all moving forward.

Brazil — Our BCP facility in Campo Largo is progressing well.  We expect that initial production of small wheel loaders and backhoe loaders will start in the fourth quarter of 2011.

China — We announced three new facilities in China, including a factory in Wujiang to produce mini-hydraulic excavators, one of the fastest growing products in the construction machinery industry in China.  Construction is underway with the first production units expected in the fourth quarter of 2011.  We expect to break ground in the first quarter in Tianjin on our manufacturing facility to increase worldwide capacity for 3500 series engines.  Production is scheduled to begin in 2013.  In addition, we announced a new logistics facility in Suzhou to support growth in China.

Economy / Industry

Q9:         What are your thoughts on the Chinese economy and your observations on what you’re seeing in the construction equipment industry in China?

A:            China implemented aggressive economic policies in response to the worldwide recession and quickly rebounded from a slowdown.  The construction equipment industry in China also recovered from a mild downturn in 2009, and monthly deliveries to end users in the last few months of 2010 were at record highs.  The government recently took several steps to slow economic growth, and we expect additional actions in the future.  The government appears to give nearly equal weight to both inflation and growth in setting policy, so if their economy slows too much, we would expect a quick easing.  Our outlook assumes 9.5 percent economic growth in 2011 with further improvement in construction.

Q10:       Can you comment on your 2011 expectations for housing construction in the United States?

A:            We forecast that housing starts will increase from 588 thousand units in 2010 to as many as 800 thousand units in 2011.  That forecast would make 2011 the third worst year for housing since 1945, following 2009 and 2010.

Housing is usually one of the first sectors to recover from a recession.  The weak recovery in housing so far seems to be a result of continued tightening in lending standards for mortgages and unusually low household formations.  More banks tightened than eased lending standards in 3 of the 4 quarters in 2010, and we estimate household formations were about 2 million below normal during the past 3 years.  Low household formations are likely the result of high unemployment.

The number of vacant existing homes is higher than normal but is roughly in line with the fall off in household formations.  An improving economy and employment growth should lead to some recovery in household formations.  The inventory of unsold new homes is the lowest since the late 1960s, and the number of new homes under construction is the lowest since at least 1970, when such data became available.  In addition, housing affordability is at a record high.  The necessary conditions for an improvement in housing seem to be developing.

Q11:       What are your expectations of a new U.S. highway bill?

A:            The highway program has operated under continuing resolutions for over a year, with the current resolution lasting until March 2011.  We are not optimistic about early passage of a multi-year highway bill that would address the deterioration in the U.S. highway system.

Q12:       Can you comment on changes in new machine inventories held by your dealers in 2010 and your expectations for 2011?

A:            Dealers reported increases of about $800 million in 2010.  The increase in 2010 was about one fourth of the drawdown that occurred in 2009.  At year-end 2010, inventories in months of supply were below the historical average in all regions.  We expect that dealers will add to their inventories in 2011 to better accommodate expected increases in end-user demand.

Q13:       Can you provide an update on Tier 4 machines?  Are they currently shipping?

A:            We began building some Tier 4 interim products in the latter part of 2010 and started ramping up Tier 4 interim product introductions in January 2011.  We are confident in our new machines based on testing we have done with customers.  In terms of production readiness, we are well underway with the production ramp-up and don’t expect significant production-related issues.

Q14:       Can you comment on your order backlog?

A:           The order backlog was $18.7 billion at December 31, 2010.  That’s nearly double the $9.6 billion at December 31, 2009, and is well above $14.7 billion at year-end 2008.  In 2010, order backlog increased by approximately $1 billion due to the acquisition of EMD, with the remaining increase in 2010 a result of better demand across most of our businesses.

Costs / Profit / Cash Flow / Operations

Q15:       Can you comment on expense related to your short-term incentive compensation plans in 2010?

A:            Short-term incentive compensation expense is directly related to financial performance.  Our financial performance in 2010 has resulted in about $770 million of short-term incentive compensation.  That’s an increase from the previous estimate of about $700 million.  About $95 million was recorded in the first quarter, $210 million in the second quarter, $240 million in the third quarter and about $225 million in the fourth quarter.

In 2009, we set a profit-per-share minimum of $2.50 to trigger short-term incentive compensation—an aggressive goal considering economic conditions.  The impact of the global recession was more severe than expected, and short-term incentive compensation plans that were tied to corporate results did not meet the profit-per-share minimum, so no expense was incurred in 2009.

Q16:       Can you discuss your outlook for tax expense in 2011?

A:            In 2011, we are forecasting income taxes to be about 28 percent of profit before tax.  The increase over 2010 is primarily due to a less favorable expected geographic mix of profits from a tax perspective and results in a tax rate more comparable to historic levels.

Q17:       Have you increased employment levels as a result of improving business conditions?

A:            Employment needs are linked to business conditions and production volume.  In 2010, we added about 10,700 full-time employees.  About 8,200 were related to improving business conditions—about a third were in the United States and about two-thirds outside the United States.  About 2,500 were a result of acquisitions—primarily EMD.

In addition to full-time employees, our flexible workforce, made up of agency workers as well as part-time and temporary Caterpillar employees, increased by about 11,000 people—about half of which were in the United States.

Q18:       At your analyst meeting in August 2009 you said you needed to achieve incremental margins around 25 percent to achieve your 2012 goals.  Based on your performance in 2010 and your outlook for 2011, how are you progressing?

A:            We said that the incremental margin on higher sales needed to be more than 25 percent between 2009 and 2012 to reach the bottom of our $8 to $10 per share profit goal in 2012.

Our estimates did not include the impact of acquisitions, the impact of redundancy costs in 2009 or LIFO decrement benefits in 2009.  The following table summarizes the changes from 2009 to 2010.

(Millions of dollars)	Full Year 2010	Full Year 2009	$ Change
Sales and Revenues	$42,588	$32,396
Less EMD Sales	(573)	—
	$42,015	$32,396	$9,619

Operating Profit	$3,963	$577
Redundancy Costs in 2009	—	706
LIFO Decrement Benefits	—	$(300)
EMD Operating Profit	(62)	—
	$3,901	$983	$2,918

		Incremental Margin	30%

While it is difficult to be precise when doing a forecast, and there are a number of factors that could impact performance, we would expect incremental margins (excluding the impact of major acquisitions) in 2011 to be close to 25 percent.

From a historic perspective, our performance in 2010 and our expectations for 2011 are better than we achieved in the last up-cycle in our business from 2003 through 2008.  Our best year for incremental margin between 2003 and 2008 was 22 percent in 2006.

Q19:       For 2010 can you summarize what happened relative to your Machinery and Engines financial position and cash flow?

A:            Caterpillar’s financial position continued to strengthen in the fourth quarter.  The M&E debt-to-capital ratio was 34.8 percent at year end, compared to 47.2 percent at year-end 2009 and 39.1 percent at the end of the third quarter of 2010.  The liquidity position also remained strong with total cash on a consolidated basis of $3.6 billion.  The consolidated cash position of $3.6 billion is after funding $1.1 billion of acquisitions during 2010.

Caterpillar generated record M&E operating cash flow of $5.6 billion in 2010 compared with $3.1 billion in 2009.  Most of the increase in cash flow came from higher profit.

Q20:       Can you comment on the status of your retirement plans and the year-end equity adjustment?

A:            At the end of 2010, our worldwide pension plans were 81 percent funded, up from 76 percent at the end of 2009.  We made contributions of approximately $1.0 billion to pension plans during 2010.  Strong asset returns that were well above our benchmarks contributed to the increase in funded status.  We expect to make about $1 billion in contributions during 2011.

Accounting rules require that we recognize the over-funded or under-funded status of pension and post-retirement welfare plans on the balance sheet at the end of the year.  We recognized a credit to Other Comprehensive Income (a component of equity) of $0.4 billion during the fourth quarter of 2010 primarily from higher than planned asset returns.  This non-cash credit improved our year-end debt-to-capital ratio by approximately 1 percentage point.

Q21:       Given the acquisitions you have announced have you changed your priorities for the use of cash?

A:            No, our priorities for the use of cash remain unchanged.  We manage our cash flow to maintain a mid-A credit rating and focus on funding growth initiatives in attractive industries that fit our business model.  In addition, appropriate funding of our pension plans and increasing our dividend at a sustainable pace are important.  Available cash after satisfying those priorities would be used to repurchase stock.  However, due to the size of acquisitions that we expect to close, particularly Bucyrus, we do not expect to buy back stock in 2011.

Q22:       Can you provide an update on the quality of Cat Financial’s asset portfolio.  How are past dues, credit losses and allowances?

A:            During the fourth quarter, Cat Financial’s overall portfolio quality reflected continued improvement in global economic conditions.

At the end of 2010, past dues were 3.87 percent, down from 4.88 percent at the end of the third quarter of 2010 and 5.54 percent at the end of 2009.  We expect past dues to continue to trend lower during 2011.

Bad debt write-offs, net of recoveries, were $61 million for the fourth quarter of 2010, down from $78 million in the third quarter.  Write-offs, net of recoveries, were $237 million for full—year 2010, compared with $253 million for 2009.  Full-year 2010 write-offs, net of recoveries, were 1.04 percent of average annual retail portfolio, compared with 1.03 percent in 2009.

At year-end 2010, the allowance for credit losses was 1.57 percent of net finance receivables, compared with 1.61 percent at the end of the third quarter of 2010 and 1.64 percent at the end of 2009.  The trend reflects improving portfolio performance metrics and the write-off of accounts previously identified as potential credit losses in the allowance account.  Cat Financial’s allowance for credit losses totaled $363 million at December 31, 2010, compared to $377 million at December 31, 2009.

GLOSSARY OF TERMS

1.             Caterpillar Japan Ltd. (Cat Japan) — A Caterpillar subsidiary formerly known as Shin Caterpillar Mitsubishi Ltd. (SCM).  SCM was a 50/50 joint venture between Caterpillar and Mitsubishi Heavy Industries Ltd. (MHI) until SCM redeemed one half of MHI’s shares on August 1, 2008.  Caterpillar now owns 67 percent of the renamed entity.  We began consolidating Cat Japan in the fourth quarter of 2008.

2.             Caterpillar Production System — The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

3.             Consolidating Adjustments — Eliminations of transactions between Machinery and Engines and Financial Products.

4.             Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.             Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Engines debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Engines debt, redeemable noncontrolling interest and stockholders’ equity.

6.             EAME — Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.             Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.             Engines — A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; marine, petroleum, construction, industrial, agricultural and other applications and related parts. Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 10 to 21,700 horsepower (8 to over 16 000 kilowatts).  Turbines range from 1,600 to 30,000 horsepower (1 200 to 22 000 kilowatts).

9.             Financial Products — A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.           Integrated Service Businesses — A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

11.           Latin America — Geographic region including Central and South American countries and Mexico.

12.           LIFO Inventory Decrement Benefits — A significant portion of Caterpillar’s inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of “layers” at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior-year cost levels rather than current period costs.

13.           Machinery — A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders, underground mining equipment, tunnel boring equipment and related parts. Also includes the design, manufacture, remanufacture, maintenance and services of rail-related products and logistics services for other companies.

14.           Machinery and Engines (M&E) — Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

15.           Machinery and Engines Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

16.           Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

17.           Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

18.           Redundancy Costs — Costs related to employment reduction including employee severance charges, pension and other postretirement benefit plan curtailments and settlements and health care and supplemental unemployment benefits.

19.           Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substitutes for the related GAAP measures.

Profit Per Share Excluding Redundancy Costs

During the fourth quarter of 2009, we incurred redundancy costs of $65 million before tax related to employment reductions in response to the global recession.  Full-year 2009 redundancy costs were $706 million before tax.  We believe it is important to separately quantify the profit-per-share impact of redundancy costs in order for our 2009 results to be meaningful to our readers.  Reconciliation of profit per share excluding redundancy costs to the most directly comparable GAAP measure, profit per share, is as follows:

	Fourth Quarter 2009	Full Year 2009
Profit per share	$0.36	$1.43
Per share redundancy costs	$0.05	$0.75
Profit per share excluding redundancy costs	$0.41	$2.18

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 39-44 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar’s latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to:Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales and revenues:
Sales of Machinery and Engines	$12,141	$7,193	$39,867	$29,540
Revenues of Financial Products	666	705	2,721	2,856
Total sales and revenues	12,807	7,898	42,588	32,396

Operating costs:
Cost of goods sold	9,349	5,852	30,367	23,886
Selling, general and administrative expenses	1,109	942	4,248	3,645
Research and development expenses	543	355	1,905	1,421
Interest expense of Financial Products	220	238	914	1,045
Other operating (income) expenses	295	383	1,191	1,822
Total operating costs	11,516	7,770	38,625	31,819

Operating profit	1,291	128	3,963	577

Interest expense excluding Financial Products	75	88	343	389
Other income (expense)	16	88	130	381

Consolidated profit before taxes	1,232	128	3,750	569

Provision (benefit) for income taxes	233	(91)	968	(270)
Profit of consolidated companies	999	219	2,782	839

Equity in profit (loss) of unconsolidated affiliated companies	(11)	(13)	(24)	(12)

Profit of consolidated and affiliated companies	988	206	2,758	827

Less: Profit (loss) attributable to noncontrolling interests	20	(26)	58	(68)

Profit (1)	$968	$232	$2,700	$895

Profit per common share	$1.52	$0.37	$4.28	$1.45

Profit per common share — diluted (2)	$1.47	$0.36	$4.15	$1.43

Weighted-average common shares outstanding (millions)
- Basic	637.0	624.2	631.5	615.2
- Diluted (2)	659.6	641.7	650.4	626.0

Cash dividends declared per common share	$0.88	$0.84	$1.74	$1.68

(1)	Profit attributable to common stockholders.
(2)	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and short-term investments	$3,592	$4,867
Receivables - trade and other	8,494	5,611
Receivables - finance	8,298	8,301
Deferred and refundable income taxes	931	1,216
Prepaid expenses and other current assets	908	862
Inventories	9,587	6,360
Total current assets	31,810	27,217

Property, plant and equipment — net	12,539	12,386
Long-term receivables - trade and other	793	971
Long-term receivables - finance	11,264	12,279
Investments in unconsolidated affiliated companies	164	105
Noncurrent deferred and refundable income taxes	2,493	2,714
Intangible assets	805	465
Goodwill	2,614	2,269
Other assets	1,538	1,632
Total assets	$64,020	$60,038

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Engines	$204	$433
— Financial Products	3,852	3,650
Accounts payable	5,856	2,993
Accrued expenses	2,880	2,641
Accrued wages, salaries and employee benefits	1,670	797
Customer advances	1,831	1,217
Dividends payable	281	262
Other current liabilities	1,521	1,281
Long-term debt due within one year:
— Machinery and Engines	495	302
— Financial Products	3,430	5,399
Total current liabilities	22,020	18,975

Long-term debt due after one year:
— Machinery and Engines	4,505	5,652
— Financial Products	15,932	16,195
Liability for postemployment benefits	7,584	7,420
Other liabilities	2,654	2,496
Total liabilities	52,695	50,738

Redeemable noncontrolling interest	461	477

Stockholders’ equity
Common stock	3,888	3,439
Treasury stock	(10,397)	(10,646)
Profit employed in the business	21,384	19,711
Accumulated other comprehensive income (loss)	(4,051)	(3,764)
Noncontrolling interests	40	83
Total stockholders’ equity	10,864	8,823
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$64,020	$60,038

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,758	$827
Adjustments for non-cash items:
Depreciation and amortization	2,296	2,336
Other	469	137
Changes in assets and liabilities, net of acquisitions:
Receivables — trade and other	(2,320)	4,014
Inventories	(2,667)	2,501
Accounts payable	2,570	(1,878)
Accrued expenses	117	(505)
Customer advances	604	(646)
Other assets — net	358	235
Other liabilities — net	824	(522)
Net cash provided by (used for) operating activities	5,009	6,499
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,575)	(1,504)
Expenditures for equipment leased to others	(1,011)	(968)
Proceeds from disposals of leased assets and property, plant and equipment	1,469	1,242
Additions to finance receivables	(8,498)	(7,107)
Collections of finance receivables	8,987	9,288
Proceeds from sale of finance receivables	16	100
Investments and acquisitions (net of cash acquired)	(1,126)	(19)
Proceeds from sale of available-for-sale securities	228	291
Investments in available-for-sale securities	(217)	(349)
Other — net	132	(128)
Net cash provided by (used for) investing activities	(1,595)	846
Cash flow from financing activities:
Dividends paid	(1,084)	(1,029)
Distribution to noncontrolling interests	—	(10)
Common stock issued, including treasury shares reissued	296	89
Excess tax benefit from stock-based compensation	153	21
Acquisitions of noncontrolling interests	(132)	(6)
Proceeds from debt issued (original maturities greater than three months)	8,324	12,291
Payments on debt (original maturities greater than three months)	(12,461)	(12,687)
Short-term borrowings - net (original maturities three months or less)	291	(3,884)
Net cash provided by (used for) financing activities	(4,613)	(5,215)
Effect of exchange rate changes on cash	(76)	1
Increase (decrease) in cash and short-term investments	(1,275)	2,131
Cash and short-term investments at beginning of period	4,867	2,736
Cash and short-term investments at end of period	$3,592	$4,867

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended December 31, 2010
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$12,141	$12,141	$—	$—
Revenues of Financial Products	666	—	738	(72	)(2)
Total sales and revenues	12,807	12,141	738	(72)

Operating costs:
Cost of goods sold	9,349	9,349	—	—
Selling, general and administrative expenses	1,109	974	162	(27	)(3)
Research and development expenses	543	543	—	—
Interest expense of Financial Products	220	—	220	—	(4)
Other operating (income) expenses	295	31	254	10	(3)
Total operating costs	11,516	10,897	636	(17)

Operating profit	1,291	1,244	102	(55)

Interest expense excluding Financial Products	75	82	—	(7	)(4)
Other income (expense)	16	(48)	16	48	(5)

Consolidated profit before taxes	1,232	1,114	118	—

Provision (benefit) for income taxes	233	212	21	—
Profit of consolidated companies	999	902	97	—

Equity in profit (loss) of unconsolidated affiliated companies	(11)	(11)	—	—
Equity in profit of Financial Products’ subsidiaries	—	94	—	(94	)(6)

Profit of consolidated and affiliated companies	988	985	97	(94)

Less: Profit (loss) attributable to noncontrolling interests	20	17	3	—

Profit (7)	$968	$968	$94	$(94)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Engines.
(3)	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
(5)	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended December 31, 2009
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$7,193	$7,193	$—	$—
Revenues of Financial Products	705	—	770	(65	)(2)
Total sales and revenues	7,898	7,193	770	(65)

Operating costs:
Cost of goods sold	5,852	5,852	—	—
Selling, general and administrative expenses	942	771	179	(8	)(3)
Research and development expenses	355	355	—	—
Interest expense of Financial Products	238	—	238	—	(4)
Other operating (income) expenses	383	96	290	(3	)(3)
Total operating costs	7,770	7,074	707	(11)

Operating profit	128	119	63	(54)

Interest expense excluding Financial Products	88	110	—	(22	)(4)
Other income (expense)	88	39	17	32	(5)

Consolidated profit before taxes	128	48	80	—

Provision (benefit) for income taxes	(91)	(103)	12	—
Profit of consolidated companies	219	151	68	—

Equity in profit (loss) of unconsolidated affiliated companies	(13)	(13)	—	—
Equity in profit of Financial Products’ subsidiaries	—	64	—	(64	)(6)

Profit of consolidated and affiliated companies	206	202	68	(64)

Less: Profit (loss) attributable to noncontrolling interests	(26)	(30)	4	—

Profit (7)	$232	$232	$64	$(64)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Engines.
(3)	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
(5)	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Twelve Months Ended December 31, 2010
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$39,867	$39,867	$—	$—
Revenues of Financial Products	2,721	—	2,986	(265	)(2)
Total sales and revenues	42,588	39,867	2,986	(265)

Operating costs:
Cost of goods sold	30,367	30,367	—	—
Selling, general and administrative expenses	4,248	3,689	603	(44	)(3)
Research and development expenses	1,905	1,905	—	—
Interest expense of Financial Products	914	—	916	(2	)(4)
Other operating (income) expenses	1,191	119	1,080	(8	)(3)
Total operating costs	38,625	36,080	2,599	(54)

Operating profit	3,963	3,787	387	(211)

Interest expense excluding Financial Products	343	407	—	(64	)(4)
Other income (expense)	130	(77)	60	147	(5)

Consolidated profit before taxes	3,750	3,303	447	—

Provision (benefit) for income taxes	968	882	86	—
Profit of consolidated companies	2,782	2,421	361	—

Equity in profit (loss) of unconsolidated affiliated companies	(24)	(24)	—	—
Equity in profit of Financial Products’ subsidiaries	—	350	—	(350	)(6)

Profit of consolidated and affiliated companies	2,758	2,747	361	(350)

Less: Profit (loss) attributable to noncontrolling interests	58	47	11	—

Profit (7)	$2,700	$2,700	$350	$(350)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Engines.
(3)	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
(5)	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Twelve Months Ended December 31, 2009
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Sales and revenues:
Sales of Machinery and Engines	$29,540	$29,540	$—	$—
Revenues of Financial Products	2,856	—	3,168	(312	)(2)
Total sales and revenues	32,396	29,540	3,168	(312)

Operating costs:
Cost of goods sold	23,886	23,886	—	—
Selling, general and administrative expenses	3,645	3,085	579	(19	)(3)
Research and development expenses	1,421	1,421	—	—
Interest expense of Financial Products	1,045	—	1,048	(3	)(4)
Other operating (income) expenses	1,822	691	1,160	(29	)(3)
Total operating costs	31,819	29,083	2,787	(51)

Operating profit	577	457	381	(261)

Interest expense excluding Financial Products	389	475	—	(86	)(4)
Other income (expense)	381	192	14	175	(5)

Consolidated profit before taxes	569	174	395	—

Provision (benefit) for income taxes	(270)	(342)	72	—
Profit of consolidated companies	839	516	323	—

Equity in profit (loss) of unconsolidated affiliated companies	(12)	(12)	—	—
Equity in profit of Financial Products’ subsidiaries	—	307	—	(307	)(6)

Profit of consolidated and affiliated companies	827	811	323	(307)

Less: Profit (loss) attributable to noncontrolling interests	(68)	(84)	16	—

Profit (7)	$895	$895	$307	$(307)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Engines.
(3)	Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Engines.
(5)	Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Twelve Months Ended December 31, 2010

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,758	$2,747	$361	$(350	)(2)
Adjustments for non-cash items:
Depreciation and amortization	2,296	1,573	723	—
Other	469	457	(120)	132	(4)
Financial Products’ dividend in excess of profit	—	250	—	(250	)(3)
Changes in assets and liabilities, net of acquisitions:
Receivables - trade and other	(2,320)	(1,264)	44	(1,100	)(4),(5)
Inventories	(2,667)	(2,665)	—	(2	)(4)
Accounts payable	2,570	2,533	(25)	62	(4)
Accrued expenses	117	98	4	15	(4)
Customer advances	604	604	—	—
Other assets - net	358	316	(30)	72	(4)
Other liabilities - net	824	989	(79)	(86	)(4)
Net cash provided by (used for) operating activities	5,009	5,638	878	(1,507)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,575)	(1,579)	(7)	11	(4)
Expenditures for equipment leased to others	(1,011)	(84)	(985)	58	(4)
Proceeds from disposals of leased assets and property, plant and equipment	1,469	145	1,376	(52	)(4)
Additions to finance receivables	(8,498)	—	(28,320)	19,822	(5)
Collections of finance receivables	8,987	—	27,919	(18,932	)(5)
Proceeds from sale of finance receivables	16	—	16	—
Net intercompany borrowings	—	(574)	931	(357	)(6)
Investments and acquisitions (net of cash acquired)	(1,126)	(1,093)	(33)	—
Proceeds from sale of available-for-sale securities	228	10	218	—
Investments in available-for-sale securities	(217)	(12)	(205)	—
Other - net	132	7	105	20	(7)
Net cash provided by (used for) investing activities	(1,595)	(3,180)	1,015	570
Cash flow from financing activities:
Dividends paid	(1,084)	(1,084)	(600)	600	(8)
Common stock issued, including treasury shares reissued	296	296	20	(20	)(7)
Excess tax benefit from stock-based compensation	153	153	—	—
Acquisitions of noncontrolling interests	(132)	(132)	—	—
Net intercompany borrowings	—	(931)	574	357	(6)
Proceeds from debt issued (original maturities greater than three months)	8,324	216	8,108	—
Payments on debt (original maturities greater than three months)	(12,461)	(1,298)	(11,163)	—
Short-term borrowings - net (original maturities three months or less)	291	(78)	369	—
Net cash provided by (used for) financing activities	(4,613)	(2,858)	(2,692)	937
Effect of exchange rate changes on cash	(76)	(14)	(62)	—
Increase (decrease) in cash and short-term investments	(1,275)	(414)	(861)	—
Cash and short-term investments at beginning of period	4,867	2,239	2,628	—
Cash and short-term investments at end of period	$3,592	$1,825	$1,767	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of Financial Products’ dividend to Machinery and Engines in excess of Financial Products’ profit.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Engines and Financial Products.
(7)	Elimination of change in investment and common stock related to Financial Products.
(8)	Elimination of dividend from Financial Products to Machinery and Engines.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Twelve Months Ended December 31, 2009

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery	Financial	Consolidating
	Consolidated	and Engines (1)	Products	Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$827	$811	$323	$(307	)(2)
Adjustments for non-cash items:
Depreciation and amortization	2,336	1,594	742	—
Undistributed profit of Financial Products	—	(307)	—	307	(3)
Other	137	4	(87)	220	(4)
Changes in assets and liabilities, net of acquisitions:
Receivables - trade and other	4,014	1,929	67	2,018	(4),(5)
Inventories	2,501	2,501	—	—
Accounts payable	(1,878)	(1,748)	(140)	10	(4)
Accrued expenses	(505)	(447)	(57)	(1	)(4)
Customer advances	(646)	(646)	—	—
Other assets - net	235	31	218	(14	)(4)
Other liabilities - net	(522)	(575)	37	16	(4)
Net cash provided by (used for) operating activities	6,499	3,147	1,103	2,249
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,504)	(1,500)	(4)	—
Expenditures for equipment leased to others	(968)	—	(972)	4	(4)
Proceeds from disposals of leased assets and property, plant and equipment	1,242	150	1,092	—
Additions to finance receivables	(7,107)	—	(20,387)	13,280	(5)
Collections of finance receivables	9,288	—	23,934	(14,646	)(5)
Proceeds from sale of finance receivables	100	—	987	(887	)(5)
Net intercompany borrowings	—	416	(963)	547	(6)
Investments and acquisitions (net of cash acquired)	(19)	(19)	—	—
Proceeds from sale of available-for-sale securities	291	6	285	—
Investments in available-for-sale securities	(349)	(5)	(344)	—
Other - net	(128)	116	(258)	14	(7),(8)
Net cash provided by (used for) investing activities	846	(836)	3,370	(1,688)
Cash flow from financing activities:
Dividends paid	(1,029)	(1,029)	—	—
Distribution to noncontrolling interests	(10)	(10)	—	—
Common stock issued, including treasury shares reissued	89	89	20	(20	)(7)
Excess tax benefit from stock-based compensation	21	21	—	—
Acquisitions of noncontrolling interests	(6)	(6)	(6)	6	(8)
Net intercompany borrowings	—	963	(416)	(547	)(6)
Proceeds from debt issued (original maturities greater than three months)	12,291	458	11,833	—
Payments on debt (original maturities greater than three months)	(12,687)	(918)	(11,769)	—
Short-term borrowings - net (original maturities three months or less)	(3,884)	(1,147)	(2,737)	—
Net cash provided by (used for) financing activities	(5,215)	(1,579)	(3,075)	(561)
Effect of exchange rate changes on cash	1	(10)	11	—
Increase (decrease) in cash and short-term investments	2,131	722	1,409	—
Cash and short-term investments at beginning of period	2,736	1,517	1,219	—
Cash and short-term investments at end of period	$4,867	$2,239	$2,628	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Engines and Financial Products.
(7)	Elimination of change in investment and common stock related to Financial Products.
(8)	Elimination of Financial Products’ acquisition of Machinery and Engines’ noncontrolling interest in a Financial Products subsidiary.

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Caterpillar Public Release